Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Tilt Holdings, Inc. and its subsidiaries (the “Company”) on Form S-8 (File No.333-266295) of our report dated March 22, 2024, except for Reportable Segments and Revenue in Note 19, as to which date is April 10, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024. We were dismissed as auditors on July 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Macias Gini & O’Connell LLP

San Jose, California

April 10, 2025